Exhibit 99.1

NET SAVINGS LINK BRAND DELIVERS MARKET DIVIRSITY WITH OPENING OF NEW FUND RAISER DIVISION – FIRST INTHE RECENTLY ANNOUNCED ORGANIZATIONAL DISCOUNT/SAVINGS CATEGORY

CLEARWATER, FL, May 23, 2011 / PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board: CXLT - News), a company in the business of building a diversified brand that continually delivers more choices of quality discount deals and savings to the mass consumer markets of individuals, families, organizations, and networks throughout the United States, announced today the opening of the Fund Raising Division – first to market in commencing sales within the recently announced Corporate/Organizational Category.

“Any large organization, church, non-profit – virtually any association with a funding requirement, will now be able to deliver a completely ‘turn key’ fund raiser to its members without any investment or inventory purchase, and can be operational in under 72 hours.  The organization simply contacts us, or is contacted by a member of our sales team, who takes them to our on line Fund Raising Program, where we can demonstrate how it benefits the organization, and then prepare their respective handouts, banners, emails and turn key website to accept payments. The organization then offers a one year membership in Net Savings Link, that can deliver thousands in discounts and savings to their members, by utilizing their personalized sales flyers and website, where they collect their own member’s payments and deliver the membership instantly.

Currently the membership and fund raising support system is all available for $20, from which the organization forwards the sum of $10 per membership to Net Savings Link once a week” said CEO & President, David Saltrelli.

As an example, a church with 1,500 families ‘in their fund raising mode’, would be capable of selling 4,500 memberships in the short term, totaling $90,000 which would be split equally with Net Savings Link.  Over time, the church might be able to sell another 4,500 from referrals that bought the original 4,500.  This type of fund raising project is perfect for organizations that need to raise large sums of money since, contrary to typical consumable fund raising products, our product can save members thousands of dollars for just their $20 donation, that they probably would have contributed regardless. Every one wins, and the organization has a fundraiser that just “keeps on giving”.

Net Savings Link will initially augment sales efforts by employing sales agencies and providers that already possess established business relationships with potential new organizational customers. With established customers, we should be able to have hundreds of organizations selling our product as a fundraiser within a relatively short period of time.

“This announcement is landmark, since it demonstrates the capability for Net Savings Link to develop a brand that delivers not only more diversified choices of quality discount deals and savings to individual members and families, but to service the vast corporate and organizational markets at the same time”, added Saltrelli.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com
NetSavingsLink.com